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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE
SUBMITTED:  OCTOBER 14, 1998

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                    ANALYSTS
-----                                    --------
HILLARY JEFFERS   (614) 480-5413         LAURIE COUNSEL    (614) 480-3878
                                         CHERI GRAY        (614) 480-3803


              HUNTINGTON BANCSHARES REPORTS THIRD QUARTER EARNINGS
                       AND ANNOUNCES STRATEGIC INITIATIVES


         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported third quarter diluted earnings per share
(EPS) of $.42 and $1.27 for the nine months ended September 30, 1998.
Cash basis EPS was $.45 and $1.33 in these same periods.
         The Huntington also announced several strategic actions that will better position the company for future profitability and growth. During the past several quarters, the company has moved to a common operating platform, collapsed its subsidiary banks into a single interstate charter, completed two significant acquisitions, and reduced the number of its operations and processing centers from 32 to three. With the majority of the integration process now complete, the company expects to realize significant efficiencies in the ensuing quarters through lower personnel costs and by exiting under-performing banking offices.
         Accordingly, The Huntington today announced that it would eliminate approximately 1,000 positions or 10% of its workforce within the next six to nine months. The company also plans to close or sell approximately 39 banking offices and outsource certain back-office functions such as its customer retail lockbox and employee benefit administration. Once fully implemented, these strategic actions are expected to add approximately $125 million in sustainable pre-tax annual profit improvements. This announcement resulted from a six-month company-wide initiative to identify efficiencies to improve cost control and customer service.

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The Huntington plans to record a pre-tax $90 million restructuring charge during the fourth quarter of 1998 to cover employee transition costs, banking office and ATM closures, and other costs related to these strategic actions.
         Improving returns on capital has also been a primary focus of The Huntington. Consequently, the company has reduced the size of its investment portfolio, has sold its out-of-market credit card portfolio, and is closing its Pittsburgh indirect loan production office. The company also reactivated its share repurchase program and is negotiating a sale/leaseback agreement related to approximately $200 million of its real estate properties.
         These actions will solidify the company's progress in achieving its stated goals for a return on equity of at least 18% and an efficiency ratio below 50%. "The Huntington is currently performing well, but we need to do better," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "After much deliberation and consideration for the company's shareholders and employees, most of whom are shareholders, it was apparent that these actions were necessary in order to deliver the returns the marketplace has come to expect from The Huntington. We did not implement across-the-board job cuts or enforce arbitrary numeric targets. Instead, we concentrated on containing costs and focusing resources on areas of our company with the highest growth potential. For example, we have decided to expand our consumer lending capability in Florida and to selectively add new locations in our important core markets."
         Continued Wobst, "This restructuring builds upon the company's 24%
asset growth within the last 12 months and its move to a multi-state banking charter with enterprise-wide common application systems and will allow The Huntington to become a more focused organization committed to containing costs, being more competitive among industry leaders, and better serving our customers."
         For the third quarter of 1998, Huntington reported net income of $88.8 million, return on average equity (ROE) of 16.43%, and return on average assets
(ROA) of 1.28%. For the nine months ended September 30, 1998, Huntington's net income was $270.6 million, with ROE of 17.27% and ROA of 1.36%. Cash basis ROE and ROA were as follows:
                                                1998
                                                ----
                                      3RD QTR.            YTD
                                      --------            ---
                           ROE         26.59%            22.71%
                           ROA          1.43%             1.45%

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         Although commercial and retail loan growth remain firm, mortgage refinance activity and the impact of the General Motors strike on automobile dealer floor plan lending softened overall loan growth to 7%. Net interest income totaled $251.5 million for the quarter. The third quarter net interest margin of 4.18% remained relatively stable despite continued pressure on loan pricing. The completion of the purchase of 60 Florida banking offices combined with a successful third quarter promotion for demand deposits contributed to an increase in core deposits of 16% from the third quarter last year.
         Core non-interest income grew 23.0% to $104.0 million for the 1998 third quarter, compared with the same period last year. Particularly strong growth was seen in electronic banking revenue, up 32.4% from the year-ago quarter. Nearly eight percent of the company's deposit customer base now has an account with The Huntington's Web Bank, with a goal of 10% by year-end 1999. Insurance and brokerage income was up 32.1% from the year-ago quarter. This increase is partly the result of a Huntington initiative to have at least one employee licensed to sell investment products in each of the company's banking offices; by year-end 1998, the company expects to have 1,100 licensed employees. Off-balance sheet managed assets, namely insurance in force, trust assets, proprietary mutual funds, and mortgage loans serviced totaled $21.2 billion and are growing at an annualized rate of 24.9%.
         Non-interest expense for the quarter was $211.9 million, compared with $193.7 million, excluding merger-related charges, one year ago. Much of the increase can be attributed to higher personnel and other costs associated with the full-quarter impact of the Barnett branch acquisition. Approximately 800 employees were added in Florida as a result of the acquisition.
          For the third quarter, the company maintained its loan loss reserve at 1.50% while credit quality improved. Non-performing loans as a percent of total loans were .39% compared with .42% for the previous quarter. Coverage ratios were 381.46% of non-performing loans and 296.69% of non-performing assets compared with 357.97% and 280.64%, respectively, for the quarter ended June 30, 1998. Net charge-offs as a percent of average loans were .52% for the 1998 third quarter.
         The Huntington's average equity to average assets was 7.79% in the most recent three month period. Tier 1 and total risk-based capital ratios were 7.37% and 11.19%, respectively, at September 30, 1998.

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         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of $27 billion. Through its affiliated companies, The Huntington has more than 132 years of serving the financial needs of its customers.
         The Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,300 ATMs and its Web Bank at www.huntington.com.
         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

FORWARD-LOOKING STATEMENT DISCLOSURE:
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressure on product pricing and services; success and timing of business strategies; the nature and extent of legislative and regulatory actions and reforms; and extended disruption of vital infrastructure.

                                       ###
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
                                                HUNTINGTON BANCSHARES INCORPORATED
                                                COMPARATIVE SUMMARY (CONSOLIDATED)
                                             (in thousands, except per share amounts)

CONSOLIDATED RESULTS                                  THREE MONTHS ENDED                         NINE MONTHS ENDED
    OF OPERATIONS                                        SEPTEMBER 30,                              SEPTEMBER 30,
----------------------------------------------    --------------------------   CHANGE        --------------------------    CHANGE
                                                     1998           1997          %             1998           1997           %
                                                  -----------    -----------   ------        -----------    -----------    ------
Interest Income                                   $   505,221    $   502,821     0.5%        $ 1,498,969    $ 1,481,713      1.2%
Interest Expense                                      253,706        245,663     3.3             745,177        714,046      4.4
                                                  -----------    -----------                 -----------    -----------
Net Interest Income                                   251,515        257,158    (2.2)            753,792        767,667     (1.8)
Provision for Loan Losses                              24,160         28,351   (14.8)             70,936         81,562    (13.0)
Securities Gains                                       10,615          1,242     N.M.             28,020          6,944      N.M.
Non-Interest Income                                   104,026         94,855     9.7             301,696        247,385     22.0
Non-Interest Expense                                  211,877        244,910   (13.5)            614,997        614,576      0.1
Provision for Income Taxes                             41,364         38,762     6.7             127,025        123,844      2.6
                                                  -----------    -----------                 -----------    -----------
NET INCOME                                        $    88,755    $    41,232   115.3%        $   270,550    $   202,014     33.9%
                                                  ===========    ===========                 ===========    ===========

OPERATING EARNINGS (1)
----------------------
Net Income                                        $    88,755    $    87,466     1.5%        $   270,550    $   248,248      9.0%
                                                  ===========    ===========                 ===========    ===========
  Net Income per Common Share
       Basic                                            $0.42          $0.42      --               $1.28          $1.18      8.5%
       Diluted                                          $0.42          $0.41     2.4%              $1.27          $1.17      8.5%

PER COMMON SHARE AMOUNTS (2)
----------------------------
  Net Income per Common Share
       Basic                                            $0.42          $0.20   110.0%              $1.28          $0.96     33.3%
       Diluted                                          $0.42          $0.19   121.1%              $1.27          $0.95     33.7%

  Cash Dividends Declared                               $0.20          $0.18    11.1%              $0.56          $0.50     12.0%

  Shareholders' Equity (period end)                    $10.49          $9.26    13.3%             $10.49          $9.26     13.3%

AVERAGE COMMON SHARES (2)
       Basic                                          211,714        210,370     0.6%            211,565        209,618      0.9%
       Diluted                                        213,496        213,056     0.2%            213,691        212,070      0.8%

KEY RATIOS
----------
Return On:
  Average Total Assets                                   1.28%          0.65%                       1.36%          1.08%
  Average Shareholders' Equity                          16.43%          8.41%                      17.27%         14.48%
Efficiency Ratio                                        56.46%         55.11%                      56.80%         55.26%
Net Interest Margin                                      4.18%          4.41%                       4.24%          4.43%
Average Equity/Average Assets                            7.79%          7.67%                       7.86%          7.45%
Period-end Capital Ratios (3):
  Tier I Risk-Based Capital                              7.37%          8.86%                       7.37%          8.86%
  Total Risk-Based Capital                              11.19%         11.95%                      11.19%         11.95%
  Tier I Leverage                                        6.52%          7.54%                       6.52%          7.54%


CONSOLIDATED STATEMENT                               THREE MONTHS ENDED                          NINE MONTHS ENDED
  OF CONDITION DATA                                     SEPTEMBER 30,                               SEPTEMBER 30,
----------------------------------------------    --------------------------   CHANGE        --------------------------    CHANGE
                                                     1998           1997          %             1998           1997           %
                                                  -----------    -----------   ------        -----------    -----------    ------
Average Total Loans                               $18,958,304    $17,821,774     6.4%        $18,152,311    $17,510,587      3.7%
Average Total Deposits                            $19,324,534    $17,474,530    10.6         $18,093,514    $17,067,858      6.0
Average Total Assets                              $27,514,506    $25,346,594     8.6         $26,643,196    $25,059,230      6.3
Average Shareholders' Equity                      $ 2,142,963    $ 1,943,843    10.2         $ 2,094,073    $ 1,865,665     12.2

ASSET QUALITY (PERIOD END)
--------------------------
Non-performing loans                              $    75,008    $    78,454
Total non-performing assets                       $    95,820    $    92,216
Allowance for loan losses/total loans                    1.50%          1.46%
Allowance for loan losses/non-performing loans         381.46%        328.71%
Allowance for loan losses and other real
     estate/non-performing assets                      296.69%        277.31%

(1) Reported results as adjusted to exclude the impact of special charges.
(2) Adjusted for stock splits and stock dividends, as applicable.
(3) Estimated.
N.M. - Not Meaningful